Filed Pursuant to Rule 433

Free Writing Prospectus dated August 2, 2021

Relating to Preliminary Prospectus Supplement dated August 2, 2021 and

Prospectus dated December 10, 2018

Registration No. 333-228729

Honeywell International Inc.

Pricing Term Sheet

1.100% Senior Notes due 2027

Issuer:	Honeywell International Inc.

Security Type:	Senior Unsecured

Offering Format:	SEC Registered

Principal Amount:	$1,000,000,000

Coupon:	1.100%

Stated Maturity Date:	March 1, 2027

Benchmark Treasury:	0.625% due July 31, 2026

Benchmark Treasury Price / Yield:	99-27+ / 0.654%

Spread to Benchmark Treasury:	+ 45 bps

Yield to Maturity:	1.104%

Price to Public:	99.978% of the principal amount

Trade Date:	August 2, 2021

Original Issue/Settlement Date:	August 16, 2021 (T+10)

Interest Payment Dates:	March 1 and September 1 of each year, commencing March 1, 2022

Optional Redemption:	Prior to February 1, 2027, make-whole call at T+10 basis points; par call on and after February 1, 2027

CUSIP / ISIN:	438516 CE4 / US438516CE43

Expected Ratings (Moody’s / S&P / Fitch):*	A2 / A / A

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Santander Investment Securities Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

SG Americas Securities, LLC

TD Securities (USA) LLC

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

Academy Securities, Inc.

Credit Agricole Securities (USA) Inc.

Barclays Capital Inc.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

NatWest Markets Securities Inc.

RBC Capital Markets, LLC

Standard Chartered Bank

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling BofA Securities, Inc. at 1-800-294-1322 (toll-free), Citigroup Global Markets Inc. at 1-800-831-9146 (toll-free), J.P. Morgan Securities LLC at 212-834-4533 (toll-free), SMBC Nikko Securities America, Inc. at 888-868-6856 (toll-free) and Wells Fargo Securities, LLC at 800-645-3751 (toll-free).

We expect that delivery of the notes will be made to investors on or about August 16, 2021, which will be the tenth business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than two business days prior to their date of delivery will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Honeywell International Inc.

Pricing Term Sheet

1.750% Senior Notes due 2031

Issuer:	Honeywell International Inc.

Security Type:	Senior Unsecured

Offering Format:	SEC Registered

Principal Amount:	$1,500,000,000

Coupon:	1.750%

Stated Maturity Date:	September 1, 2031

Benchmark Treasury:	1.625% due May 15, 2031

Benchmark Treasury Price / Yield:	104-04+ / 1.176%

Spread to Benchmark Treasury:	+ 60 bps

Yield to Maturity:	1.776%

Price to Public:	99.761% of the principal amount

Trade Date:	August 2, 2021

Original Issue/Settlement Date:	August 16, 2021 (T+10)

Interest Payment Dates:	March 1 and September 1 of each year, commencing March 1, 2022

Optional Redemption:	Prior to June 1, 2031, make-whole call at T+10 basis points; par call on and after June 1, 2031

CUSIP / ISIN:	438516 CF1 / US438516CF18

Expected Ratings (Moody’s / S&P / Fitch):*	A2 / A / A

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Santander Investment Securities Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

SG Americas Securities, LLC

TD Securities (USA) LLC

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

Academy Securities, Inc.

Credit Agricole Securities (USA) Inc.

Barclays Capital Inc.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

NatWest Markets Securities Inc.

RBC Capital Markets, LLC

Standard Chartered Bank

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling BofA Securities, Inc. at 1-800-294-1322 (toll-free), Citigroup Global Markets Inc. at 1-800-831-9146 (toll-free), J.P. Morgan Securities LLC at 212-834-4533 (toll-free), SMBC Nikko Securities America, Inc. at 888-868-6856 (toll-free) and Wells Fargo Securities, LLC at 800-645-3751 (toll-free).

We expect that delivery of the notes will be made to investors on or about August 16, 2021, which will be the tenth business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than two business days prior to their date of delivery will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.